Exhibit 99.1

1615 Poydras Street ¡ New Orleans, LA 70112	Financial & Media Contact: David P. Joint (504) 582-4203

McMoRan Exploration Co. Updates

Gulf of Mexico Exploration and Development Activities

NEW ORLEANS, LA, December 27, 2012 – McMoRan Exploration Co. (NYSE: MMR) updated its ultra-deep exploration and development activities in the shallow waters of the Gulf of Mexico (GOM) Shelf and onshore in the Gulf Coast area, including ongoing operations at Davy Jones No. 1, completion plans at Blackbeard West No. 2 and operations at Lineham Creek and Lomond North.

McMoRan announced today that operations to achieve commercial production at Davy Jones No. 1 on South Marsh Island Block 230 are ongoing. Recent operations designed to unblock the perforations using a propellant stimulation gun had limited success and McMoRan is initiating operations to re-perforate the well with electric wireline through-tubing guns. McMoRan will provide updates as flow testing operations progress.

Davy Jones involves a large ultra-deep structure encompassing four OCS lease blocks (20,000 acres). McMoRan is the operator and holds a 63.4 percent working interest and a 50.2 percent net revenue interest in Davy Jones. Other working interest owners in Davy Jones include: Energy XXI (NASDAQ: EXXI) (15.8%), JX Nippon Oil Exploration (Gulf) Limited (12%) and Moncrief Offshore LLC (8.8%).

The Blackbeard West No. 2 ultra-deep exploration well on Ship Shoal Block 188 was drilled to a total depth of 25,584 feet and McMoRan plans to set a production liner, which would enable completion. Through logs and core data, McMoRan has identified three potential hydrocarbon bearing Miocene sand sections between approximately 20,800 and 24,000 feet. Initial completion efforts are expected to focus on the development of approximately 50 net feet of laminated sands in the Middle Miocene located at approximately 24,000 feet. Additional development opportunities in the well bore include approximately 80 net feet of potential low-resistivity pay at approximately 22,400 feet and an approximate 75 foot gross section at approximately 20,900 feet. Pressure and temperature data indicate that a completion at these depths could utilize conventional equipment and technologies. McMoRan holds a 69.4 percent working interest and a 53.1 percent net revenue interest in Ship Shoal Block 188. Other working interest owners include EXXI (22.9%) and Moncrief Offshore LLC (7.7%).

The Lineham Creek exploratory well, which is located onshore in Cameron Parish, Louisiana, has been drilled to 25,250 feet. The operator has set a drilling liner and is preparing to drill ahead to a proposed total depth of 29,000 feet to evaluate Eocene and Paleocene objectives. As previously reported, the well encountered what appears to be hydrocarbon bearing porous sands above 24,000 feet, as identified by wireline logs. McMoRan is participating for a 36.0 percent working interest. Other working interest owners include EXXI (9.0%) and W. A. “Tex” Moncrief Jr. (5.0%).

The Lomond North ultra-deep prospect, which is located in the Highlander area in St. Martin Parish, LA, is currently drilling below 12,900 feet. This exploratory well has a proposed total depth of 30,000 feet and is targeting Eocene, Paleocene and Cretaceous objectives below the salt weld. McMoRan controls rights to approximately 80,000 gross acres in Iberia, St. Martin, Assumption and Iberville Parishes, Louisiana. Lomond North is approximately 65 miles north of Davy Jones. McMoRan is operator and currently holds a 72.0 percent working interest. Other working interest owners include EXXI (18.0%) and W. A. “Tex” Moncrief Jr. (10.0%).

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the GOM Shelf and onshore in the Gulf Coast area. Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. We caution readers that forward-looking statements are not guarantees of future performance or exploration and development success, and our actual exploration experience and future financial results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding potential oil and gas discoveries, oil and gas exploration, development and production activities and costs, amounts and timing of capital expenditures, reclamation, indemnification and environmental obligations and costs, the potential for or expectation of successful flow tests, potential quarterly and annual production and flow rates, reserve estimates, projected operating cash flows and liquidity, the potential Main Pass Energy HubTM project and other statements that are not historical facts. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they may have on our results of operations or financial condition. Important factors that may cause actual results to differ materially from those anticipated by forward-looking statements include, but are not limited to, those associated with general economic and business conditions, failure to realize expected value creation from acquired properties, variations in the market demand for, and prices of, oil and natural gas, drilling results, unanticipated fluctuations in flow rates of producing wells due to mechanical or operational issues (including those experienced at wells operated by third parties where we are a participant), changes in oil and natural gas reserve expectations, the potential adoption of new governmental regulations, unanticipated hazards for which we have limited or no insurance coverage, failure of third party partners to fulfill their capital and other commitments, the ability to satisfy future cash obligations and environmental costs, adverse conditions, such as high temperatures and pressure that could lead to mechanical failures or increased costs, the ability to retain current or future lease acreage rights, access to capital to fund drilling activities, the ability to obtain regulatory approvals and significant project financing for the potential Main Pass Energy HubTM project, as well as other general exploration and development risks and hazards and other factors described in Part I, Item 1A. “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC, as updated by McMoRan’s subsequent filings.

Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example the market prices of oil and natural gas, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements more frequently than quarterly, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

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